AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/445-8456
Yadira R. Mercado	Marilynn Meek
Executive Vice-President, CFO	General Inquiries
787/751-7340	212/827-3773

EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
SECOND QUARTER ENDED JUNE 30, 2007

San Juan, Puerto Rico, July 19, 2007 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported its results for the second quarter ended June 30, 2007.

Net Income

EuroBancshares reported net income of $2.6 million, or $0.12 per diluted share, for the second quarter of 2007, when compared with net income of $1.3 million, or $0.06 per diluted share, and net income of $3.3 million, or $0.16 per diluted share, for the quarters ended March 31, 2007 and June 30, 2006, respectively.

Return on Average Assets (ROAA) for the second quarter of 2007 was 0.43%, compared to 0.21% and 0.54% for the quarters ended March 31, 2007 and June 30, 2006, respectively. Return on Average Common Equity (ROAE) for the second quarter of 2007 was 6.41%, compared to 3.27% and 8.71% for the quarters ended March 31, 2007 and June 30, 2006, respectively.

Rafael Arrillaga-Torréns, Jr., Chariman of the Board, President and Chief Executive Officer said: “We are beginning to see improvements in our financial results. Beyond our uptick in earnings, we are most pleased with the improvements in asset quality. However, much remains to be done. While the economy of Puerto Rico still faces headwinds, the results EuroBancshares turned in for this quarter reflect the proactive actions we began to take in 2005. This quarter was driven by a reduction of charge-offs in our leasing business, an overall improvement in the performance of other loan portfolios, and commercial loan growth along with moderate margin improvement, when compared with the first quarter of 2007. We are all excited by the progress achieved as we believe it could enhance our future performance.”

“This quarter also demonstrated that we can show improvement while continuing to invest for our future. We are pursuing the opportunities that the current banking environment presents us to achieve permanent gains in the market share from our unique position and core strengths. We plan to continue building our banking platform. Rather than merely weathering a storm, we plan to emerge from the current market conditions and competitive situations with a more robust product mix, a more talented team and enhanced economies of scale.”

Net Interest Income

The Company reported total interest income of $42.9 million for the second quarter of 2007, compared to $39.8 million for the second quarter of 2006. Total interest income for the six months ended June 30, 2007 was $85.3 million, compared to total interest income of $77.6 million for prior year same period. Increases were driven by the combination of a slight increase in average interest-earning assets and increased yields resulting from higher interest rates. Average second quarter and average year-to-date interest-earning assets increased to $2.337 billion and $2.347 billion at June 30, 2007, compared to $2.333 billion and $2.306 billion at June 30, 2006, respectively.

Total interest expense was $25.5 million for the quarter ended June 30, 2007, compared to $22.8 million for the same quarter in 2006.  Total interest expense for the six months ended June 30, 2007 was $50.8 million, compared to total interest expense of $43.1 million for prior year same period. These increases resulted also from the combination of a slight increase in average interest-bearing liabilities and increased costs of funds. Average second quarter and average year-to-date interest-bearing liabilities increased to $2.107 billion and $2.113 billion at June 30, 2007, compared to $2.101 billion and $2.069 billion at June 30, 2006, respectively.

Net interest margin on a fully taxable equivalent basis decreased to 2.92% and 2.91% for the second quarter and six month period ended June 30, 2007, respectively, compared to 2.99% and 3.07% for the same periods of 2006. Likewise, net interest spread on a fully taxable equivalent basis decreased to 2.38% and 2.37% for the second quarter and six month period ended June 30, 2007, respectively, from 2.50% and 2.58% for prior year same periods. These decreases in net interest margins and spreads are basically caused by rising short-term interest rates and the flattening of the yield curve, which caused borrowing costs to increase at a faster rate than the yield on earning-assets, and to the fact that the increase in average deposits has been substantially in brokered deposits, a higher cost category. However, for the quarter ended June 30, 2007, net interest margin and spread on a fully taxable equivalent basis increased slightly to 2.92% and 2.38%, respectively, when compared with 2.89% and 2.35% for the quarter ended March 31, 2007. This increase was mainly driven by increased yields in the loan portfolios when comparing both periods.

Provision for Loan Losses

The provision for loan and lease losses for the second quarter and six months ended June 30, 2007 was $3.6 million and $8.9 million, or 104.60% and 121.58% of net charge-offs, compared to $3.4 million and $6.8 million, or 108.72% and 107.86% of net charge-offs, for the same periods in 2006, and $5.3 million, or 136.69% of net charge-offs, for the quarter ended March 31, 2007. The provision for loan and lease losses is a direct result of the periodic evaluation of the allowance for loan and lease losses, which considers the growth in the loan portfolio and the level of net-charge offs, delinquencies and related loss experience. Some of these factors are further discussed in the Loan and Asset Quality section of this document.

Non-Interest Income

The Company’s non-interest income in the second quarter and six months ended June 30, 2007 was of $2.1 million and $4.1 million, compared to $2.5 million and $4.9 million for prior year same periods. These decreases were mainly due to the net effect of: (i) a $521,000 and $716,000 increase in service charges for the quarter and six months ended June 30, 2007, respectively, mainly due to an increase in non-sufficient fund charges on deposit accounts, other fees on loan accounts, and the reversal of approximately $166,000 related to expired recourse liabilities on lease financing contracts; and (ii) a $450,000 and $895,000 net loss on sale of repossessed assets for the quarter and six months ended June 30, 2007, respectively, compared to a gain of $453,000 and $712,000 for prior year same periods. The net loss on repossessed assets included a $394,000 and $840,000 loss on sale of repossessed vehicles for the quarter and six months ended June 30, 2007, when compared to a $1,000 loss and a $287,000 gain on sale for prior year same periods. The increase in the net loss on sale of repossessed assets was directly attributable to our strategy of being more aggressive in the sale of repossessed vehicles to expedite their disposition and avoid the build up of our repossessed vehicles inventory. This strategy resulted in an increase of approximately 51% in the number of repossessed vehicles sold during the second quarter of 2007, when compared to the same period in 2006. During the second quarter of 2007, we sold 437 repossessed vehicles, compared to 289 during the second quarter of 2006. More details on repossessed assets are discussed in the Loan and Asset Quality section below.

Non-Interest Expense

Non-interest expense for the second quarter and six months ended June 30, 2007 was $12.3 million and $24.4 million, compared to $10.5 million and $21.6 million for prior year same periods. Such increases were mainly due to the net effect of: (i) a $635,000 and $1.4 million increase in salaries for the quarter and six months period ended June 30, 2007, respectively, mainly from increases in personnel, primarily in our residential mortgage and trust operations, and normal salary increases and related employees’ benefits; (ii) an increase of $378,000 and $747,000 in occupancy expenses for the quarter and six months period ended June 30, 2007, respectively, mainly related to an increase in rent, equipment maintenance, property tax expenses, and data and security services; (iii) a $215,000 and $470,000 increase in other real estate owned and repossessed assets expenses for the quarter and six months period ended June 30, 2007, respectively, resulting from an increase in the valuation allowance for subsequent declines in value, mainly related to repossessed vehicles in inventory over six months, and (iv) a $299,000 and $429,000 increase in insurance expense for the quarter and six months period ended June 30, 2007 respectively, mainly related to the FDIC’s new insurance premium assessment.

The efficiency ratio on a fully taxable equivalent basis for the quarter ended June 30, 2007 was 63.91%, compared to 52.47% for the quarter ended June 30, 2006, and 63.98% for the quarter ended March 31, 2007.

Income Tax Expense

Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, the income tax expense reflected in our consolidated income statement is the sum of our income tax expense and the income tax expenses of our individual subsidiaries. Our revenues are generally not subject to U.S. federal income tax.

Income tax expense is the sum of two components: current tax expense and deferred tax expense (benefit). Current tax expense is calculated by applying the statutory tax rate to taxable income. The deferred tax expense (benefit) reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in our financial statements.

Income tax expense decreased to $1.1 million during the second quarter of 2007, compared to $2.4 million during the same period in 2006. Income tax expense for the six months ended June 30, 2007 also decreased to $1.3 million, compared to $4.4 million for the six months ended June 30, 2006. This decrease resulted from the net effect of a $5.3 million pre-tax income and a 25.48% effective tax rate for the six months ended June 30, 2007, compared to a $11.0 million pre-tax income and a 40.32% effective tax rate for the same period in 2006. Our income tax provision is lower than a provision based on the statutory tax rate applicable to Eurobank, which is 39.0%, because of tax exempt interest income and expense. Exempt interest relates mostly to interest earned on securities held by our international banking entities. The decrease in the effective tax rate was mainly due to the combined effect of: (i) an increase in the exempt income as a percentage of total income during 2007; and (ii) the termination on December 31, 2006 of the additional temporary taxes of 4.5% imposed by the Puerto Rico Legislature in 2006.

Balance Sheet Summary and Asset Quality Data

Assets

Total assets decreased to $2.459 billion as of June 30, 2007 from $2.501 billion as of December 31, 2006. The decrease was mainly due to the net effect of: (i) a $13.1 million decrease in interest bearing deposits; (ii) a $31.4 million decrease in securities purchased under agreements to resell; (iii) a $66.1 million decrease in the investment securities portfolio; (iv) a $56.7 million increase in net loans; and (v) a $13.5 million increase in premises and equipment, resulting mainly from the acquisition of a building to relocate the headquarters and administrative offices of the Corporation. The decrease in interest bearing deposits and securities purchased under agreements to resell was mainly related to the increase in the loan portfolio. Details on investment securities and loan portfolio variances are discussed further below.

Investments

During the first six months of 2007, the investment portfolio decreased by approximately $66.1 million to $511.8 million as of June 30, 2007, from $577.9 million as of December 31, 2006.  The change from December 31, 2006 was primarily due to the net effect of:  (i) prepayments of approximately $50.5 million on mortgage-backed securities and FHLB obligations; and (ii) the maturity of $21.0 million in US government agencies and PR government obligations.

During the past few years, we positioned our investment portfolio for an increase in interest rates by purchasing mostly investments with maturities or estimated maturities between 1½ to 4 years.  During the first half of 2006, we saw higher interest in the short term of the curve and, in order to improve the average yield while maintaining a short estimated average life, we reinvested a portion of the cash flows generated by the investment portfolio at higher yields and for maturities or estimated maturities from 2 years to 7 years.  In addition, during the fourth quarter of 2006, we sold approximately $50.1 million of FHLB and mortgage-backed securities available for sale with an average yield of 3.64%.  For the quarter ended June 30, 2007, after the above-mentioned transactions, the estimated average maturity was approximately 3.0 years and the average yield was approximately 4.70%, compared to an estimated average maturity of 2.8 years and an average yield of 4.70% for the quarter ended March 31, 2007, and an estimated average maturity of 3.2 years and an average yield of 4.64% for the quarter ended December 31, 2006. Looking forward, approximately $7.5 million in agencies notes with an average yield of 3.38% will mature during the third quarter of 2007. We expect that the above-mentioned transactions shall continue to have a positive effect on the average yield of the portfolio during the upcoming quarters.

Loans

Total loans, net of unearned, increased by $58.2 million, or 6.65% on an annualized basis, to $1.809 billion as of June 30, 2007, from $1.751 billion as of December 31, 2006. This increase was mainly the net effect of: (i) a $29.1 million, or 5.63% annualized increase in commercial loans, from $1.034 billion as of December 31, 2006 to $1.063 billion as of June 30, 2007; (ii) a $38.8 million, or 61.52% annualized increase in construction loans, from $126.2 million as of December 31, 2006 to $165.1 million as of June 30, 2007; (iii) a $16.9 million, or 44.24% annualized increase in residential mortgages, from $76.3 million as of December 31, 2006 to $93.1 million as of June 30, 2007; and (iv) a $25.9 million, or 11.69% annualized decrease in lease financing contracts from $443.3 million as of December 31, 2006 to $417.4 million as of June 30, 2007.

The $29.1 million increase in commercial loans was mainly concentrated in commercial loans secured by real estate, in which historical losses have been low. The $38.8 million increase in construction loans was mainly concentrated in residential developments that are private, but moderately priced or of the affordable type supported by government assisted programs.

Asset Quality

Non-performing assets decreased to $62.4 million as of June 30, 2007, from $71.2 million and $63.0 million as of March 31, 2007 and December 31, 2006, respectively. Non-performing loans amounted to $51.8 million as of June 30, 2007, compared to $59.3 million as of March 31, 2007 and $50.0 million as of December 31, 2006. The $7.5 million decrease in non-performing loans during the second quarter of 2007 when compared to the first quarter of 2007 was due to the net effect of a $8.4 million decrease in loans over 90 days past due still accruing interest and a $937,000 increase in nonaccrual loans.

The $8.4 million decrease in loans over 90 days still accruing interest was mainly due to the net effect of a $9.9 million decrease in loans secured by real estate and a $930,000 increase in lease financing contracts. The $9.9 million decrease in the loans secured by real estate was mainly caused by one construction business relationship for $9.4 million, which became current during the second quarter of 2007.

The $937,000 million increase in nonaccrual loans was mainly attributable to the net effect of: (i) a $1.7 million increase in commercial loans resulting mainly from the net effect of a $3.6 million increase related to commercial loans placed in nonaccrual status during the second quarter of 2007 and a $1.7 million decrease related to commercial loans removed from nonaccrual status during the same quarter; (ii) a decrease of $682,000 in lease financing contracts; and (iii) a $44,000 decrease in marine loans. The $3.6 million in commercial loans placed in nonaccrual status during the second quarter of 2007 was mainly comprised of five commercial business relationships amounting to $2.2 million secured by real estate.

Repossessed assets decreased to $10.6 million as of June 30, 2007, compared to $11.9 million and $13.0 million as of March 31, 2007 and December 31, 2006, respectively. The decrease during the second quarter of 2007 when compared to the previous quarter was mainly attributable to the net effect of: (i) a decrease of $1.5 million in other repossessed assets, mainly comprised of a $1.2 million decrease in the inventory of repossessed vehicles and $342,000 in repossessed boats; and (ii) an increase of $149,000 in other real estate owned resulting from the net effect of the sale of one property and the foreclosure of two properties during the second quarter of 2007.

The $1.5 million decrease in the inventory of repossessed vehicles was due to the fact that fewer vehicles were repossessed during the second quarter of 2007 when compared to the first quarter of 2007. Total repossessed and sold vehicles during the second quarter of 2007 were 385 and 437, respectively, compared to 446 and 532 in the first quarter of 2007. Our inventory of repossessed vehicles decreased to 391 units as of June 30, 2007, from 457 and 564 as of March 31, 2007 and December 31, 2006, respectively. This is the lowest level of repossessed vehicles since August 2005. We continue monitoring this inventory very closely and taking measures to expedite its disposition.

Annualized net charge-offs as a percentage of average loans decreased to 0.82% as of June 30, 2007 when compared to 0.88% for the quarter ended March 31, 2007, and 1.10% and 0.97% for the fourth quarter and year ended December 31, 2006, respectively. Net charge offs for the quarter ended June 30, 2007 decreased to $3.4 million, from $3.9 million and $4.7 million for the quarters of March 2007 and December 2006, respectively. Net charge-offs for the quarter ended June 30, 2007 as compared to the quarters ended March 31, 2007 and December 31, 2006 were as follows: (i) $185,000 in net charge-offs on commercial loans secured by real estate for the quarter ended June 30, 2007, compared to $24,000 in net recoveries for the first quarter of 2007 and $109,000 in net charge-offs for the quarter ended December 31, 2006; (ii) $344,000 in net charge-offs on other commercial and industrial loans for the second quarter of 2007, compared to $373,000 and $624,000 for the quarters ended March 31, 2007 and December 31, 2006, respectively; (iii) $222,000 in net charge-offs on consumer loans for the second quarter of 2007, compared to $403,000 and $424,000 for the quarters ended March 31, 2007 and December 31, 2006, respectively; (iv) $2.7 million in net charge-offs on lease financing contracts for the second quarter of 2007, compared to $3.0 million, and $3.5 million for the quarters ended March 31, 2007 and December 31, 2006, respectively; and (v) $1,000 in net recoveries on other loans for the second quarter of 2007, compared to $134,000 and $47,000 in net charge-offs for the quarters ended March 31, 2007 and December 31, 2006.

The decrease in net charge-offs in our leasing portfolio when comparing the second quarter of 2007 to the previous quarter was mainly attributable to the decrease in the volume of repossessed vehicles during the second quarter of 2007. This is the second quarter in a row in which we experienced a decrease in the net charge-offs of this portfolio, and the third consecutive quarter in which total net charge-offs for the bank decreased.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses increased to $20.5 million as of June 30, 2007, from $20.4 million as of March 31, 2007, and $18.9 million as of December 31, 2006. The allowance for loan and lease losses is affected by net charge-offs and also by the provision for loan and lease losses for each related period. Net charge-offs, loan portfolio growth, and other economic conditions are taken into consideration when evaluating the adequacy of the allowance for loan and lease losses. Net charge-offs for the quarter ended June 30, 2007 decreased to $ 3.4 million, from $3.8 million during the quarter ended March 31, 2007. Net charge-offs for the six months ended June 30, 2007 amounted to $7.3 million, or $14.6 million on an annualized basis, compared to $16.2 million for the year ended December 31, 2006. However, considering that the economy of the Island is still showing signs of weakness, we decided to make a provision for loan and lease losses that exceeded by $158,000 the net charge-offs during the current quarter. On the other hand, the growth experienced in the loan portfolios was basically concentrated in real estate secured loans, in which our historical losses have been low. We believe that the allowance for loan and lease losses is adequate and it represents 1.13% of total loans as of June 30, 2007.

Deposits and Borrowings

Total deposits as of June 30, 2007 amounted to $1.877 billion, compared to $1.905 billion as of December 31, 2006. This $28.6 million decrease was due to the net effect of: (i) a $9.5 million decrease in noninterest-bearing deposits; (ii) a $2.1 million increase in NOW and money market accounts; (iii) a $14.0 million decrease in savings accounts; (iv) a $5.8 million decrease in regular time deposits and IRA’s; (v) a $906,000 increase in jumbo time deposits; and (vi) a $2.3 million decrease in brokered time deposits. The decrease in core deposits is mainly attributable to the fierce competition for core deposits on the Island due to a reduction of local funding sources. The decrease in brokered deposits resulted from our strategy of repositioning our investment portfolio in an effort to improve the net interest margin. Other borrowings decreased to $377.3 million as of June 30, 2007, compared to $395.0 million as of December 31, 2006.

Stockholders’ Equity

The Company’s stockholders’ equity increased to $173.3 million as of June 30, 2007, from $169.9 million as of December 31, 2006, representing an increase of 4.07 % on an annualized basis. Besides earnings from operations, the Company’s stockholders’ equity was impacted by accumulated other comprehensive losses of $8.0 million and $7.6 million as of June 30, 2007 and December 31, 2006, respectively. In addition, the following items also impacted the Company’s stockholders’ equity:

•	the repurchase of 488,477 shares during 2006 in connection with a stock repurchase program approved by the Board of Directors in October 2005, which expired in October 2006;

•	the exercise of 150,000, 56,450, 7,000 and 250,862 stock options in February 2006, June 2006, September 2006 and February 2007, respectively; and

•	the repurchase of 105,138 shares during the quarter ended June 30, 2007 in connection with a stock repurchase program approved by the Board of Directors on May 31, 2007.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and its wholly-owned insurance agency, EuroSeguros.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

June 30, 2007 and December 31, 2006

	June 30,	December 31,
Assets	2007	2006
Cash and due from banks	$23,429,289	$25,527,489
Interest bearing deposits	35,962,939	49,050,368
Securities purchased under agreements to resell	19,809,166	51,191,323
Investment securities available for sale	471,361,419	535,159,009
Investment securities held to maturity	35,160,209	38,432,820
Other investments	5,260,350	4,329,200
Loans held for sale	1,310,262	879,000
Loans, net of allowance for loan and lease losses of $20,511,597 in 2007
and $18,936,841 in 2006	1,787,243,680	1,731,022,290
Accrued interest receivable	16,113,716	15,760,852
Customers’ liability on acceptances	467,441	1,561,736
Premises and equipment, net	28,414,142	14,889,456
Other assets	34,408,711	33,116,690
Total assets	$2,458,941,324	$2,500,920,233
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$130,790,462	$140,321,373
Interest bearing	1,745,949,158	1,765,034,834
Total deposits	1,876,739,620	1,905,356,207

Securities sold under agreements to repurchase	356,239,250	365,664,250
Acceptances outstanding	467,441	1,561,736
Advances from Federal Home Loan Bank	480,965	8,707,420
Notes payable to Statutory Trust	20,619,000	20,619,000
Accrued interest payable	16,498,723	18,047,074
Accrued expenses and other liabilities	14,561,631	11,086,705
	2,285,606,630	2,331,042,392
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2007 and 2006	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued: 20,028,398 shares in 2007 and 19,777,536 shares in 2006;
outstanding: 19,269,545 shares in 2007 and 19,123,821 shares in 2006	200,284	197,775
Capital paid in excess of par value	107,772,561	106,539,383
Retained earnings:
Reserve fund	8,021,828	7,553,381
Undivided profits	62,904,493	59,800,495
Treasury stock, 758,853 shares at cost in 2007 and 653,715 at cost in 2006	(8,363,261)	(7,410,711)
Accumulated other comprehensive loss	(7,964,636)	(7,565,907)
Total stockholders’ equity	173,334,694	169,877,841
Total liabilities and stockholders’ equity	$2,458,941,324	$2,500,920,233

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three month periods ended June 30, 2007 and 2006 and March 31, 2007, and six month periods ended June 30, 2007 and 2006

	Three Months Ended
	June 30,	June 30,	March 31,	Six Months Ended June 30,
	2007	2006	2007	2007	2006
Interest income:
Loans, including fees	$36,040,114	$31,794,193	$34,939,490	$70,979,604	$61,874,386
Investment securities:
Taxable	2,932	26,333	3,749	6,681	52,650
Exempt	6,185,256	7,523,260	6,644,134	12,829,389	14,720,679
Interest bearing deposits, securities purchased
under agreements to resell, and other	721,301	423,355	726,369	1,447,671	902,400
Total interest income	42,949,603	39,767,141	42,313,742	85,263,345	77,550,115
Interest expense:
Deposits	20,380,548	16,311,119	20,056,619	40,437,167	31,282,519
Securities sold under agreements to repurchase,
notes payable, and other	5,126,660	6,439,718	5,197,125	10,323,785	11,867,096
Total interest expense	25,507,208	22,750,837	25,253,744	50,760,952	43,149,615
Net interest income	17,442,395	17,016,304	17,059,998	34,502,393	34,400,500
Provision for loan and lease losses	3,594,000	3,390,000	5,279,000	8,873,000	6,780,000
Net interest income after provision for loan
and lease losses	13,848,395	13,626,304	11,780,998	25,629,393	27,620,500
Noninterest income:
Service charges – fees and other	2,533,170	2,011,717	2,254,720	4,787,890	4,072,085
Net (loss) gain on sale of repossessed assets and on
disposition of other assets	(450,321)	453,093	(444,768)	(895,089)	711,747
Gain on sale of loans	49,826	82,012	112,758	162,584	129,039
Total noninterest income	2,132,675	2,546,822	1,922,710	4,055,385	4,912,871
Noninterest expense:
Salaries and employee benefits	5,163,004	4,527,928	5,735,170	10,898,174	9,476,252
Occupancy, furniture and equipment	2,631,039	2,252,984	2,597,434	5,228,473	4,480,857
Professional services	1,007,732	999,190	866,860	1,874,592	2,188,020
Insurance	477,602	179,311	452,268	929,870	501,078
Promotional	373,950	274,698	377,021	750,972	517,055
Other	2,611,727	2,272,709	2,101,070	4,712,797	4,402,131
Total noninterest expense	12,265,054	10,506,820	12,129,823	24,394,878	21,565,393
Income before income taxes	3,716,016	5,666,306	1,573,885	5,289,900	10,967,978
Provision for income taxes	1,088,265	2,386,467	259,848	1,348,113	4,421,953
Net income	$2,627,751	$3,279,839	$1,314,037	$3,941,787	$6,546,025

Basic earnings per share	$0.13	$0.16	$0.06	$0.19	$0.32

Diluted earnings per share	$0.12	$0.16	$0.06	$0.18	$0.31

Note: Certain adjustments resulting from the initial adoption of SAB 108 as of December 31, 2006 were made to comparable periods in 2006.

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended
	June 30,		March 31,	Six Months Ended June 30,
	2007	2006	2007	2007	2006

Average shares outstanding - basic	19,371,991	19,215,736	19,226,953	19,299,873	19,314,945
Average shares outstanding - assuming dilution	19,585,806	19,651,760	19,499,692	19,543,551	19,844,836
Number of shares outstanding at end of period	19,269,545	19,116,821	19,374,683	19,269,545	19,116,821
Book value per common share	$8.44	$7.76	$8.46	$8.44	$7.76

Average Balances

Total assets	2,435,355	2,413,804	2,451,225	2,443,232	2,383,789
Loans and leases, net of unearned	1,779,829	1,639,435	1,759,147	1,769,545	1,617,683
Interest-earning assets (1)	2,336,812	2,333,712	2,357,974	2,347,335	2,306,911
Interest-bearing deposits	1,722,865	1,593,813	1,726,318	1,724,582	1,585,579
Other borrowings	383,981	506,820	393,274	388,602	483,914
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	174,681	161,391	171,681	173,189	163,299

Loan Mix

Loans secured by real estate
Commercial and industrial	764,038	683,608	739,981	764,038	683,608
Construction	165,075	90,306	142,191	165,075	90,306
Residential mortgage	93,150	60,420	85,258	93,150	60,420
Consumer	744	931	740	744	931
	1,023,007	835,265	968,170	1,023,007	835,265

Commercial and industrial	299,152	284,400	293,139	299,152	284,400
Consumer	59,965	62,330	60,523	59,965	62,330
Lease financing contracts	417,400	473,863	429,142	417,400	473,863
Overdrafts	6,270	8,023	6,666	6,270	8,023
Total	1,805,794	1,663,881	1,757,640	1,805,794	1,663,881

Deposit Mix

Noninterest-bearing deposits	130,791	141,875	132,375	130,791	141,875
Now and money market	64,793	74,509	62,239	64,793	74,509
Savings	142,056	179,389	151,992	142,056	179,389
Broker deposits	1,223,847	1,029,726	1,163,020	1,223,847	1,029,726
Regular CD's & IRAS	89,606	110,770	90,792	89,606	110,770
Jumbo CD's	225,647	206,589	224,145	225,647	206,589
Total	1,876,740	1,742,858	1,824,563	1,876,740	1,742,858

Financial Data

Total assets	2,458,941	2,443,504	2,432,777	2,458,941	2,443,504
Loans and leases, net of unearned	1,809,066	1,670,294	1,761,488	1,809,066	1,670,294
Allowance for loan and lease losses	20,512	18,682	20,354	20,512	18,682
Total deposits	1,876,740	1,742,859	1,824,563	1,876,740	1,742,859
Other borrowings	377,339	515,315	395,743	377,339	515,315
Preferred stock	10,763	10,763	10,763	10,763	10,763
Dividends on preferred stock	186	186	184	369	186
Shareholders' equity	173,335	159,165	174,771	173,335	159,165
Total interest income	42,949	39,767	42,314	85,263	77,550
Total interest expense	25,507	22,751	25,254	50,761	43,150
Provision for loan and lease losses	3,594	3,390	5,279	8,873	6,780
Services charges - fees and other	2,533	2,012	2,255	4,788	4,072
Net (loss) gain on sale of loans and other assets	(400)	535	(332)	(732)	841
Non-interest expense	12,265	10,507	12,130	24,395	21,565
Income taxes	1,088	2,386	260	1,348	4,422
Net income	2,628	3,280	1,314	3,942	6,546
Nonperforming assets	62,374	53,756	71,192	62,374	53,756
Nonperforming loans	51,753	40,659	59,261	51,753	40,659
Net charge-offs	3,436	3,118	3,862	7,298	6,286

Performance Ratios

Return on average assets (2)	0.43%	0.54%	0.21%	0.32%	0.55%
Return on average common equity (3)	6.41	8.71	3.27	4.85	8.58
Net interest spread (4)	2.38	2.50	2.35	2.37	2.58
Net interest margin (5)	2.92	2.99	2.89	2.91	3.07
Efficiency ratio (6)	63.91	52.47	63.98	63.95	53.46
Earnings per common share - basic	$0.13	$0.16	$0.06	$0.19	$0.32
Earnings per common share - diluted	0.12	0.16	0.06	0.18	0.31

Asset Quality Ratios

Nonperforming assets to total assets	2.54%	2.20%	2.93%	2.54%	2.20%
Nonperforming loans to total loans	2.86	2.43	3.36	2.86	2.43
Allowance for loan and lease losses to total loans	1.13	1.12	1.16	1.13	1.12
Net loan and lease charge-offs to average loans	0.77	0.76	0.88	0.82	0.78
Provision for loan and lease losses to net loan and lease
charge-offs	104.60	108.72	136.69	121.58	107.86

(1)	Includes nonaccrual loans, which balance as of the periods ended June 30, 2007 and 2006 was $41.4 million, $31.9 million, respectively.
(2)	Return on average assets (ROAA) is determined by dividing net income by average assets.
(3)	Return on average common equity (ROAE) is determined by dividing net income by average common equity.
(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

Note: Certain adjustments resulting from the initial adoption of SAB 108 as of December 31, 2006 were made to comparable periods in 2006.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the Periods Ended
	June 30,	March 31,	December 31,	June 30,
	2007	2007	2006	2006

Loans contractually past due 90 days or
more but still accruing interest:	$10,382	$18,827	$12,723	$8,757
Nonaccrual loans:	41,371	40,434	37,255	31,902
Total nonperforming loans	51,753	59,261	49,978	40,659
Repossessed property:
Other real estate	4,344	4,195	3,629	2,666
Other repossesed assets	6,277	7,736	9,419	10,431
Total repossessed property	10,621	11,931	13,048	13,097
Total nonperforming assets	$62,374	$71,192	$63,026	$53,756

Nonperforming loans to total loans	2.86%	3.36%	2.85%	2.43%
Nonperforming assets to total loans plus
repossessed property	3.43	4.01	3.57	3.19
Nonperforming assets to total assets	2.54	2.93	2.52	2.20

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	December 31,
	2007	2007	2006	2006	2006	2006
Charge-offs:
Real estate secured	$198	$11	$109	$551	$2	$685
Commercial and industrial	491	456	657	1,179	462	3,050
Consumer	310	460	571	423	619	1,978
Leases financing contracts	3,027	3,388	3,827	3,610	2,587	12,927
Other	5	139	52	5	65	149
Total charge-offs	4,031	4,454	5,216	5,768	3,735	18,789

Recoveries:
Real estate secured	$13	$35	$-	$11	$-	$11
Commercial and industrial	147	83	33	92	184	534
Consumer	88	57	147	97	156	465
Leases financing contracts	341	412	294	434	276	1,604
Other	6	5	5	3	1	21
Total recoveries	595	592	479	637	617	2,635

Net charge-offs:
Real estate secured	$185	$(24)	$109	$540	$2	$674
Commercial and industrial	344	373	624	1,087	278	2,516
Consumer	222	403	424	326	463	1,513
Leases financing contracts	2,686	2,976	3,533	3,176	2,311	11,323
Other	(1)	134	47	2	64	128
Total net charge-offs	$3,436	$3,862	$4,737	$5,131	$3,118	$16,154

Net charge-offs to average loans:
Real estate secured	0.07%	(0.01)%	0.05%	0.25%	0.00%	0.08%
Commercial and industrial	0.47	0.51	0.82	1.50	0.40	0.88
Consumer	1.47	2.67	2.77	2.12	2.92	2.42
Leases financing contracts	2.54	2.73	3.14	2.72	1.93	2.40
Other	(0.05)	6.20	2.09	0.10	2.81	1.52
Total net charge-offs to average loans	0.77%	0.88%	1.10%	1.22%	0.76%	0.97%